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                                 CODE OF CONDUCT
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         This Code of Conduct applies to all employees, officers and directors of Matria Healthcare, Inc. MATRIA's continued success and reputation are dependent upon each employee, officer and director adhering to the highest ethical and legal standards of business conduct. Set forth in this document is MATRIA's policy with respect to the Company's standards of conduct and the obligations of employees, officers and directors to avoid conflicts of interest and to comply with all laws and regulations applicable to MATRIA and its businesses. These statements are reminders of each employee's, officer's and director's obligations and are neither exclusive nor exhaustive. Inevitably situations will arise to which no reference is made in this Policy. It is expected that each employee, officer and director will have the sensitivity to recognize when he or she is in a situation that raises ethical or legal questions and to seek advice from a manager, the Corporate Compliance Officer or any Deputy Corporate Compliance Officer, Corporate Human Resources Department, Corporate Legal Department or the Chairman & CEO.

         The general compliance standards of conduct described below are intended to be supplemented by more detailed policies and procedures, and it is expected that the standards of conduct and the supplementary policies and procedures will from time to time be modified to reflect changing concerns.

         As used in this code, the term "employee" shall include directors, officers and employees.

1.       COMPLIANCE WITH LAWS AND REGULATORY REQUIREMENTS

         MATRIA's policy is to operate its businesses in strict compliance with all laws and regulatory requirements. Under no circumstances shall an employee take any action on behalf of the Company that he or she knows or reasonably should know violates any applicable law or regulation. Every employee is expected to be familiar with the basic legal and regulatory requirements that apply to his or her duties on the job. Employees who need help to understand his or her legal obligations are expected to ask a manager or a Company attorney for instruction or advice.

2.        COMPLIANCE WITH ACCOUNTING PROCEDURES

          All funds and other assets and all transactions of MATRIA must be properly documented, fully accounted for, and promptly recorded in the appropriate books and records in conformity with generally accepted accounting principles. All payments of money, transfers of property, furnishing of services, and other transactions must be reflected in full detail in the appropriate accounting and other business records of MATRIA. With the exception of disbursements from petty cash funds, no MATRIA payments shall be made in currency.

         Managers at all levels are responsible for the completeness of the documentation of transactions and for ensuring that funds are spent for the described purposes. Management is responsible for instituting appropriate and effective internal control procedures and monitoring the effective operation of those procedures on a regular basis. These established practices and procedures must be followed to assure the complete and accurate recording of all transactions. All staff and management, within their areas of responsibility, are expected to adhere to these procedures, as directed by appropriate Company officers. Inappropriate management override of internal controls is prohibited. Deviations from policy or other management intervention should be rare, always communicated to and approved by at least the next higher level of management and adequately documented.

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         Employees are required to make full disclosure of all relevant information to and otherwise fully cooperate with internal or external auditors and MATRIA's legal counsel in the course of compliance audits or investigations with respect to this guideline.

3.       ACCURACY, RETENTION AND DISPOSAL OF DOCUMENTS AND RECORDS

         MATRIA's policy is to prepare all business records with care and honesty. Each MATRIA employee is responsible for the integrity and accuracy of the Company's documents and records, not only to comply with regulatory and legal requirements, but also to ensure records are available to support MATRIA's business practices and actions. No one may alter or falsify information on any record or document.

         Medical and business documents and records are retained in accordance with the law and our record retention policy. Medical and business documents include paper documents such as letters and memos, computer-based information such as e-mail or computer files on disk or tape, and any other medium that contains information about the Company or its business activities. It is important to retain and destroy records only according to the Company's policy. Employee's must not tamper with records, nor remove or destroy them prior to the specified destruction date.

4.       FULL, FAIR AND ACCURATE PUBLIC DISCLOSURE

MATRIA applies the highest ethical standards in its financial and non-financial public reporting and follows all applicable Securities and Exchange Commission, Nasdaq, and other standards and rules regarding reporting. All employees are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that a Company files with, or submits to, the Commission and in other public communications made by the Company. As such each employee has the responsibility to be truthful and accurate in their accounting and reporting practices and to immediately report to appropriate Company personnel any information that he or she becomes aware of that affects disclosures made by MATRIA. This includes any violations of law or this Code of Conduct that may warrant disclosure to appropriate government authorities. If speaking and reporting to people outside MATRIA is not part of an employee's normal job responsibilities, MATRIA employees are expected to forward requests for information to the appropriate individual or department.

5.       BILLING AND CLAIMS

         MATRIA is committed to ensuring that all claims for payment are true and accurate and conform to all Federal, State and private payor requirements. MATRIA employees and agents are prohibited from knowingly presenting or causing to be presented claims for payment or approval that are false, fictitious or fraudulent.

         A.    MEDICAL NECESSITY

         MATRIA's policy is to bill Federal, State and private payors only for products and services that meet the appropriate medical necessity standards (e.g., ordered, reasonable, necessary and meeting criteria established by medical review policies).

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         B.       DOCUMENTATION

         MATRIA shall maintain documentation to support the medical necessity of products and services delivered. All documentation shall be maintained in an organized manner, in legible form and available for audit and review.

         Clinical employees shall prepare appropriate documentation that accurately and fully charts the status and progress of each patient. Inaccurate charting techniques (such as negative charting and alteration of nursing notes) are strictly prohibited.

         C.       CODING

         When submitting claims for payment, it is MATRIA's policy to use only billing codes that most accurately describe the products and services provided. All diagnosis and procedure codes for health services shall be based on the patient's medical record and other documentation, as well as comply with all applicable coding rules and guidelines.

         Compensation for customer service and billing personnel shall not offer financial incentives to submit claims regardless of whether they meet applicable coverage criteria for reimbursement or accurately represent the services rendered.

         D.    COLLECTION OF DEDUCTIBLE AND COINSURANCE AMOUNTS

         MATRIA's policy is to bill patients and customers promptly for the products and services provided by MATRIA and to take all necessary and appropriate action to collect its patient/customer accounts. MATRIA shall not routinely waive collection of deductible and coinsurance amounts. MATRIA shall exert reasonable, good faith efforts to collect deductible and coinsurance amounts.

         E.       REFUNDS OF CREDIT BALANCES AND OVERPAYMENTS FROM GOVERNMENT
PROGRAMS

         In the case of confirmed overpayments from Federal and State healthcare programs, refunds or adjusted claims shall be processed promptly.

         F.    LICENSES AND CERTIFICATIONS

         Where specific licenses or certifications or supplier numbers are required in order to bill for a particular product or service, it is MATRIA's policy not to bill for any such product or service without first obtaining the necessary license, certification or supplier number.

         G.    ASSIGNMENT

         When MATRIA accepts assignment of benefits from a State or Federal health care plan, it will not charge beneficiaries more than the amounts allowed under the applicable fee schedule, including co-insurance and deductibles. When the beneficiary pays MATRIA prior to MATRIA's submitting a claim, MATRIA shall not charge the beneficiary more than the co-insurance or deductible on the allowed amount under the fee schedule.

         H.       MAIL ORDER SUPPLIES

         MATRIA shall not dispense products to a Medicare beneficiary or to a beneficiary of a State health care program that has a prohibition against automatic shipments without first contacting the

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beneficiary to confirm that the beneficiary both needs the product and wants to reorder the product from MATRIA.

         MATRIA shall utilize a tracking system so as to be able to determine whether its customers received the supplies shipped via mail and to be able to track the location of an item or supply at any given time.

         I.    LIABILITY ISSUES

         MATRIA shall avoid submitting claims to Federal and State health care programs for items or services that are not covered. MATRIA shall establish and maintain written policies and procedures to ensure that, in circumstances where billing for non-covered items is permitted, (i) the appropriate modifier is included on the claim form, (ii) MATRIA maintains in its files the informational notes provided to the patient and signed by the patient, and (iii) MATRIA is able to produce the written notes to the Federal and State healthcare program, upon request.

6.       RELATIONSHIPS WITH PATIENTS, SUPPLIERS AND REFERRAL SOURCES

         It is MATRIA's policy that all contacts with patients, suppliers, customers and referral sources must be maintained as arm's length business relationships and should avoid even the appearance of impropriety.

         Employees and agents are prohibited from making direct or indirect payments to sources of referrals, except as MATRIA reasonably ascertains are authorized by law. Indirect payments would include the use of any MATRIA property, services, or personnel, as well as expensive gifts or exorbitant entertainment.

         At times, MATRIA may need to acquire the services of physicians, nurses or other health professionals who may otherwise be in a position to make or influence referrals to MATRIA. All compensation arrangements between MATRIA and potential referral sources shall be in writing, shall be reviewed by legal counsel and shall conform with all applicable laws.

         Entertainment of referral sources should be conducted within the bounds of applicable laws and good taste and never under circumstances that might suggest a compromise of the impartiality of such persons or raise questions about their integrity or the motives of MATRIA. Any item or service provided to a referral source must be described on a designated expense report in a form approved by MATRIA.

         It is MATRIA's policy that it will not provide to patients or referral sources goods, services, or other items of value free of charge or at a price below cost in order to influence the flow of business to MATRIA. See also Section B-7 below regarding promotion of MATRIA's products and services and Section B-8 below regarding prohibitions against bribes and improper payments.

7.       PROMOTION OF MATRIA'S PRODUCTS AND SERVICES

         It is MATRIA's policy that all marketing of its products and services shall be honest, straightforward, fully informative and non-deceptive. All marketing materials must be reviewed by legal counsel prior to being used. Consistent with Section B-6 above, salespeople must not offer physicians, patients or other potential referral sources incentives in cash or in-kind for their business. No salesperson shall engage in any marketing activity that either explicitly or implicitly implies that any beneficiary of a Federal, State or private health care plan is not obligated to pay applicable coinsurance or deductibles or,

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except to the extent MATRIA reasonably ascertains is authorized by law, can receive "free" products or services.

         In no event will MATRIA make unsolicited telephone calls to any beneficiary of a Federal or State health care program for the purpose of soliciting such beneficiary's business.

         It is MATRIA's policy that compensation to employees and independent contractors engaged in educating the general public regarding the availability of MATRIA's products and services in the community, creating a liaison between MATRIA and its referring physicians or marketing MATRIA's products and services shall be structured in a manner that does not encourage practices contrary to applicable law.

8.       BRIBES AND IMPROPER PAYMENTS

         No employee or agent of MATRIA may enter into any agreement or arrangement that calls for a commission, rebate, consultant or service agreement, bribe, kickback, or otherwise, when such employee or agent knows or should suspect from the surrounding circumstances or after reasonable good faith inquiry, that the intent or probable result is to improperly reward, directly or indirectly:

         a. Any physician, health care provider, or any other person or entity that is in a position to refer or induce the referral of patients or customers to MATRIA for the delivery of health care products or services by MATRIA;

         b. Any officer, director, employee, shareholder, or other representative of a customer, supplier, or other institution with which MATRIA has existing or prospective business relations; or,

         c. Any employee or official or other representative of the government of the United States or any State or any fiscal intermediary under contract with the government of the United States or any State for administration of any health care insurance program in which MATRIA participates.

         Employees and agents are prohibited from giving inducements to such individuals to make decisions or take action favorable to or make referrals to MATRIA, whether relating to obtaining or retaining business or otherwise. The concept of an improper reward includes the giving of anything of value, not just money. No action that would otherwise be suspect is permissible merely because it appears to be customary in a particular location or a particular area of business activity.

         MATRIA shall, to the extent feasible, require that all business arrangements between MATRIA and possible sources of patient or customer referrals conform with the safe harbor regulations under the Medicare/Medicaid Anti-Kickback Statute as codified in the Code of Federal Regulations. MATRIA shall further require that all compensation arrangements with physicians, nurses and other health professionals who also make referrals to MATRIA shall conform with applicable exceptions to the physician self-referral prohibitions as codified at 42 U.S.C. Section 1395nn (commonly referred to as the "Stark" legislation) and related regulations.

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9.       ENGAGEMENT OF INDEPENDENT CONTRACTORS, AGENTS AND CONSULTANTS

         MATRIA sometimes needs services offered by outside independent contractors or consultants who are not employees of MATRIA. Under some circumstances, an independent contractor or outside consultant can be deemed an agent of MATRIA.

         MATRIA shall enter into independent contractor agreements only with firms or persons serving as bona fide agents or consultants (hereinafter referred to as "agents") to acquire services that are necessary for legitimate business purposes at a reasonable compensation to the independent contractor. All material independent contractor arrangements shall be covered by written contracts approved by MATRIA, and each such contract shall provide access to the agent's records in accordance with applicable law.

         All agents will be given and required to acknowledge receipt and understanding of this Code of Conduct and agree to be bound thereby.

         Under no circumstances shall MATRIA engage the services of any person or entity, directly or indirectly, who has been excluded from participation in the Medicare or any State Medicaid program during the period of exclusion. Therefore, it is MATRIA's policy to require all independent contractor suppliers of services to affirm in writing that all such persons or entities are not excluded from participating in the Medicare or any State Medicaid program.

10.      POLITICAL ACTIVITY

         A. CORPORATE ACTIVITY. MATRIA's policy with respect to the nomination or election of candidates to public office is one of nonpartisanship. MATRIA does not support or take positions as to political parties or as to the nomination or election of individual candidates to political office. MATRIA may from time to time, however, take public positions on issues that are important to its welfare and the welfare of its community and employees.

         In compliance with this policy and in accordance with the requirements of the laws of the United States and many State laws, no corporate funds, properties, or services shall be contributed or used directly or indirectly for the purpose of influencing the nomination or election of any candidate to public office.

         B. EMPLOYEE ACTIVITY. MATRIA recognizes that individual voter responsibility on the part of its employees may include personal financial contributions to the election campaigns of candidates of their choice. While MATRIA does not discourage such individual political activity or other types of campaigning support for candidates of their choice, all such activities are the employees' sole expense, no reimbursement in any form shall be made by MATRIA and no financial contribution by any employee to a governmental official or political party shall be made for the purposes of aiding the Company in any manner. No partisan political activities by employees shall be conducted on the premises or time of MATRIA or under any circumstances that could create the appearance that such activity is sponsored by MATRIA.

11.      EMPLOYMENT POLICIES

         A. NON-DISCRIMINATION. Matria's policy is to select, develop, promote and compensate employees based on their abilities, qualifications and performance without regard to race, color, religion, sex, sexual preference, age, national origin, disability or veteran status.

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         B.       HARASSMENT. It is Matria's policy to provide employees with a work environment that is free from conduct that harasses, disrupts or interferes with an individual's performance or which creates an intimidating, offensive or hostile environment. This policy applies to all employees, job applicants, customers, clients, vendors, agents of our Company, or anyone else associated with MATRIA.

         It is Matria's policy to provide employees with a workplace free from any form of sexual harassment. All employees are individually and collectively responsible to help assure that harassment of any type or nature does not exist and is not condoned in the workplace. If an employee is subjected to harassment or witnesses any type of workplace harassment, it is the employee's responsibility to report the incident to management and Human Resources as quickly as possible. Matria will not tolerate retaliation against an employee for filing a complaint.

         C. WORKPLACE VIOLENCE. Incidents of workplace violence are considered harassment and are not tolerated by the Company. Workplace violence includes but is not limited to robbery and other commercial crimes, stalking cases, violence directed at an employee or the employer, terrorism and hate crimes committed by current or former employees. As part of Matria's commitment to a safe workplace for our employees, we prohibit employees from possessing firearms, other weapons, explosive devices or other dangerous materials on Matria premises.

         D. SUBSTANCE ABUSE. Matria is committed to an alcohol and drug-free work environment. All employees must report for work free of the influence of alcohol and illegal drugs. Reporting to work under the influence of any illegal drug or alcohol; having an illegal drug in an employee's system; or using, possessing or selling illegal drugs while on Company work time or property is prohibited. Matria may use drug testing as a means of enforcing this policy.

         It is also recognized that individuals may be taking prescription or over-the-counter drugs, which could impair judgment or other skills required in job performance. If an employee has questions about the effect of such medication on his/her performance, or an employee observes an individual who appears to be impaired in the performance of his or her job, the employee must consult a supervisor or manager.

         E. ELECTRONIC COMMUNICATIONS. All electronic media and services provided by the Company are Company property, and their purpose is to facilitate Company business. Employees using the Company's electronic media such as email or voicemail are creating Company documents using a Company asset. These documents are not private and may be accessed, deleted or moved by Company management or their designated representatives or parties outside of the Company, under the appropriate circumstances.

         Electronic media may not be used for knowingly transmitting, retrieving or storing of any communications which are: (1) of a discriminatory or harassing nature, (2) derogatory to any individual or group, (3) obscene or X-rated communications, (4) of a defamatory or threatening nature, (5) for "chain letters," or (6) for any other purpose which is illegal, against Company policy or contrary to the Company's interest.

         Electronic media and services are for Company business use. On a limited basis, occasional or incidental use of electronic media (sending or receiving) for personal, non-business purposes is acceptable provided the above restrictions are not violated. However, employees need to demonstrate a sense of responsibility and may not abuse the privilege.

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         Individual managers have direct responsibility for implementing the above Employment Policies and communicating them to their employees. Any questions regarding the Company's employment practices policies should be directed to the Company's Human Resources Department.


12.      INSIDER TRADING

         No person affiliated with MATRIA may directly or indirectly effect securities transactions on the basis of "material insider information" until that information has been fully disseminated to the public. "Material insider information" is any information about the Company or another issuer that is not generally known to the public, and which could affect a decision to buy, sell or hold the stock of the Company or such other issuer. In addition, disclosure of such "material insider information" to persons outside the Company is strictly forbidden.

13.      COPYRIGHTS

         Matria employees may only use copyrighted materials pursuant to the Company's policy on such matters. Anyone obtaining access to other companies' or individuals' materials, whether in electronic or any other medium, must respect all copyrights and may not compile, retrieve, modify, forward or use copyrighted materials except as permitted by the copyright owner.

14.      QUALITY OF CARE

         We treat all patients with respect and dignity and our actions shall reflect professional caring and concern for the patient and the patient's representatives, family or significant others. We strive to provide high-quality care that is appropriate, safe and in compliance with all applicable laws, regulations, manufacturers guidelines and professional standards. Decisions impacting the patient's plan of care are to be based on sound clinical judgment, utilizing the Company's polices and procedures as guidelines to the provision of care.

15.      PATIENT/CUSTOMER INFORMATION

         MATRIA patients and customers have the right to expect that their privacy will be protected and that patient specific information will only be released to authorized persons. MATRIA is committed to maintaining the confidentiality of patient/customer information. Disclosure of patient/customer information to any unauthorized person is expressly forbidden. All patient/customer information shall be retained in accordance with the law and MATRIA's applicable record retention policies.

16.      CONFIDENTIALITY

         Matria and its employees will treat all trade secrets and proprietary information as confidential. Trade secrets and confidential information are not to be released, published, revealed, or disclosed, directly or indirectly, to any other person outside of Matria except as specifically authorized by the Company and needed to further the Company's interests. The Company's confidential information must never be transmitted, sent or forwarded to other employees inside the Company who do not have a legitimate need and authorization to know the information.

         If an employee's relationship with Matria ends for any reason, the employee is still bound to maintain the confidentiality of the information viewed during employment.

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17.      ANTITRUST LAWS

         MATRIA competes vigorously but fairly within the industries in which it operates and complies with all applicable antitrust laws and regulations. Agreements with any competitors regarding pricing, terms or conditions of sale or to restrain competition in other ways, such as by allocating products, markets, territories or customers, are strictly forbidden.

18.      CONFLICTS OF INTEREST

         It is MATRIA's policy that no employee shall maintain any relationship, activity, or ownership interest that might create a conflict between his or her personal interests and the business interests of MATRIA. Each employee is expected to adhere to a strict standard of loyalty and ethics in avoiding such situations that might be thought to influence her or his actions or prejudice her or his judgment in handling MATRIA's business. Implicit in such standard is the obligation to make prompt and full disclosure of any potential conflict of interest.

         All exempt, salaried personnel are expected to apply all of their ability and, except in the case of outside directors and part-time and PRN employees, all of their working effort to furthering the business interests of the Company. Honesty and integrity must characterize every employee's business activities and unscrupulous or illegal dealings of any kind are not permitted.

         The potential for conflicts of interest is greatest for employees whose jobs involve decisions for MATRIA in its dealings with third parties.

EXAMPLES

The facts in each situation will determine whether a particular interest constitutes a potential conflict. The following examples are not exclusive and are intended to suggest situations that would be considered conflicts.

         A.       PERSONAL INVESTMENTS

                  (i) Ownership direct or indirect, which includes ownership by members of an employee's family or by a trust of which an employee or any member of her or his family is a beneficiary, of a financial interest (including potential interests, such as stock options) in any business organization that is a competitor of MATRIA or that does or seeks to do business with MATRIA except (i) where such interest has been fully disclosed in writing to the appropriate officer of MATRIA and it has been determined that the employee's duties with MATRIA will not require her or him to make decisions that could be influenced by such interest or (ii) where the interest is insubstantial with reference both to the outside concern and to the individual employee's financial position, as, for example, ownership of an insubstantial interest in the securities of a publicly held corporation regularly traded on the open market.

                  (ii) A significant ownership interest in any company whose product market is likely to be an area of expansion for MATRIA.

         B.       BUSINESS WITH FAMILY MEMBERS

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                  Conducting business on behalf of MATRIA with a member of the employee's family or a business organization with which a member of the employee's family has an association that could be construed as significant in terms of a potential conflict of interest, unless such business dealings have been disclosed in writing to the appropriate President & COO and Chairman & CEO of MATRIA and it has been determined that the employee's duties with MATRIA will not require her or him to make decisions that could be influenced by such interest.

         C.       EMPLOYMENT/OTHER OUTSIDE INTERESTS

                  (i) Employment by, or rendering advice or consulting services to, any business organization that does or seeks to do business with or is a competitor of, MATRIA, except as a representative of MATRIA with the written approval of MATRIA's General Counsel and the MATRIA office having jurisdiction over the employee's activity.

                  (ii) Except in the case of outside directors, part-time and PRN employees, ownership, operating interest, and/or employment in another commercial enterprise that would tend to demand time and attention during normal business hours to an extent detrimental to an employee's application of all of his or her ability and effort to his or her MATRIA assignment.

         D.       OUTSIDE BUSINESS DIRECTORSHIPS

                  Except in the case of outside directors, serving as an officer, director or general partner of any outside business organization other than a family business not in competition with MATRIA, except with the written approval of MATRIA's General Counsel and MATRIA officer having jurisdiction over the employee's activity.

         E.       GIFTS

                  Acceptance of cash or a cash equivalent or of any gift or discount of more than token value, or of any entertainment, travel or other favors that go beyond common courtesies usually associated with accepted business practices, or of any fee, commission or payment of any nature from any regulatory agency, or any person or business organization that is a competitor of MATRIA or that does or seeks to do business with MATRIA or the acceptance of anything of value in exchange for referring third parties to any such person or business organization.

         F.       LOANS

                  Lending to or borrowing from any competitor of MATRIA or from any business organization that does or seeks to do business with MATRIA, except commercial banks or other institutional lenders.

         G.       PROPERTY INTERESTS

                  Purchasing, leasing or having any interest in land, buildings, equipment or any other real or personal property with knowledge that MATRIA has an active or potential business interest in such property. This would include obtaining a share or other interest in another company, whether privately or publicly held, knowing that MATRIA is contemplating its acquisition.

         H.       CONFIDENTIAL INFORMATION

                  (i) Use of confidential or proprietary MATRIA information, trade secrets, knowledge or data for personal profit or advantage.

                  (ii) The performance of consulting services that may entail the release of MATRIA's secrets, methods, operations or plans to any other company or individual.

         I.       GENERAL

                  Other situations that may reasonably be thought to place an employee's personal financial interest in conflict with MATRIA's interest.

         J.       REPORTING CONFLICTS OF INTEREST

                  MATRIA employees are required to disclose to the Company all possible conflicts of interest so that the Company can determine whether a conflict of interest exists and, if so, the appropriate corrective action.

                  Whenever a conflict of interest exists or may possibly exist and is not promptly eliminated, full disclosure of all relevant facts and circumstances must be made to the employee's immediate supervisor, who will transmit the information through the appropriate chain of authority to the appropriate Division President, President & COO and Chairman & CEO. The President & COO and Chairman & CEO will consult with the Company's General Counsel, who shall rule as to whether or not a conflict exists and, if so, as to necessary corrective action. It shall be the responsibility of the President & COO and Chairman & CEO to see that any necessary corrective action is taken.

                  Each situation disclosed will be handled to the extent possible on a confidential basis. Any decision as to corrective action will take into account the nature and relative significance of the conflict of interest, how it arose, the importance of the transactions involved, and the scope of the employee's responsibilities. If family holdings or activities are involved, consideration will also be given to the closeness of the personal relationship between the employee and the related individuals.

19.       ENVIRONMENTAL COMPLIANCE

          MATRIA's policy is to comply with all environmental laws and regulations as they relate to MATRIA's operations. MATRIA shall operate each of its facilities with the necessary permits, approvals and controls. MATRIA shall diligently employ the proper procedures with respect to handling and disposal of hazardous and biohazardous waste, including, but not limited to, medical waste.

20.       REPORTING VIOLATIONS AND COMMUNICATING CONCERNS

         As part of its commitment to ethical and legal behavior, MATRIA requires its employees to report to MATRIA any actual or apparent violations of law or ethical standards and any questionable accounting or auditing matters so that they may be investigated and dealt with appropriately. This obligation extends to any instance where an employee suspects, but is uncertain whether, a violation may be occurring. Failure to comply with this duty to come forward is a violation of policy and can result in serious disciplinary action, including possible termination of employment.

         To obtain guidance on a Code of Conduct or Compliance Plan issue or to report a suspected violation, employees may choose from several options. Employees should first speak with his or her supervisor. If the employee feels uncomfortable talking with his or her supervisor, the employee should speak with higher management. If the employee also feels uncomfortable discussing the matter with higher level management, the employee should contact the Corporate Compliance Officer or any Deputy Corporate Compliance Officer, Corporate Human Resources Department, Corporate Legal Department or the Chairman & CEO.

         To provide employees with another means of communicating concerns regarding possible violations of the Code of Conduct or Compliance Plan, the Company maintains a toll-free compliance hot line. The compliance hot line will not identify the source from which the call originates so that the caller may remain anonymous if he or she so chooses. However, callers are encouraged to provide their name and contact information so that the investigator may contact them with any follow-up questions. The phone number of the compliance hot line will be publicized in the Company e-Directory and, as appropriate, on work area posters.

         All reports of possible misconduct or wrongdoing will be handled in a manner that protects the privacy of the individual reporting the matter to the greatest extent possible. There will be no retribution for anyone solely on the basis that he or she reported what he or she reasonably believed to be an act of wrongdoing or a violation of the Code of Conduct or Compliance Plan. Any employee who deliberately makes a false accusation will be subject to discipline.

21.      WAIVERS OF THE CODE

         Any waiver of the provisions of the Code of Conduct for executive officers or directors requires the approval of the Board of Directors.

22.      ENFORCEMENT

         MATRIA's Corporate Compliance Officer --in coordination with senior management, the Corporate Legal Department and, where appropriate, the Board of Directors-- is responsible for overseeing the fair, prompt and consistent enforcement of this Code of Conduct, including the investigation of possible violations and the undertaking of remedial actions.

23.      SANCTIONS

         MATRIA has a long-standing commitment to conduct all business activities with the highest ethical standards. Accordingly, this Code of Conduct is important to the Company and must be taken seriously. Violations of the Code of Conduct will not be tolerated and will result in disciplinary action. Depending on the nature of the violation involved, violation of the Code of Conduct may also result in civil or criminal legal enforcement actions.